News Release: FOR IMMEDIATE RELEASE

Exactech Q2 Revenue Up 38% to $43.7M;

Net Income $3.0M vs $1.4M

YTD Revenue Up 37% to $83.5M

GAINESVILLE, Fla. — July 30, 2008 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today that revenue for the second quarter of 2008 increased 38% to $43.7 million from $31.6 million in the second quarter of 2007. Diluted earnings per share for the quarter was $0.24 based on net income of $3.0 million. This compares with net income of $1.4 million or $0.12 diluted EPS a year ago.

Second Quarter Highlights and Segment Performance

• Second quarter revenue increased 38% to $43.7 million

• Organic growth, excluding acquisitions and distribution terminations, was 28%

• Net income increased 115% to $3.0 million

• Knee implant revenue increased 21% to $20.5 million

• Hip implant revenue increased 4% to $5.7 million

• Biologic services revenue increased 21% to $4.7 million

• Shoulder implant revenue increased 69% to $3.9 million

• Sales of spinal products from our acquisition were $1.9 million

• Other revenue of $8.9 million included revenue from our french distributor acquisition

• Exactech was added to the Russell 3000 Index June 30, 2008

Exactech’s second quarter 2007 net income included an impairment charge of $1.5 million. Excluding this charge, the second quarter 2008 diluted earnings per share was $0.24 compared to $0.20 in the second quarter of 2007.

For the first six months of 2008 revenue was $83.5 million, an increase of 37% over $61.2 million for the comparable period last year. Net income for the first six months of 2008 was up 78% at $5.8 million compared to $3.3 million for the first six months of 2007, including the second quarter 2007 impairment charge of $1.5 million.

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EXACTECH INC.

Exactech Chairman and CEO Bill Petty said, “This was a good quarter for Exactech. Our robust sales reflected strong organic growth, good performance from our newly acquired french distributor, and contribution from Exactech Spine. Sales of knee products, our largest business segment, were the strong driver in the quarter, up 21% to $20.5 million from $16.9 million during the second quarter of 2007. Our hip implant sales for the second quarter were $5.7 million, a 4% increase from revenue of $5.4 million in the second quarter of 2007. We saw excellent performance from our biologic and shoulder segments. Biologic services revenue was up 21% to $4.7 million from $3.9 million in the same quarter last year, and shoulder implant revenue increased 69% to $3.9 million from $2.3 million in the second quarter of 2007, as the demand continues to build for our Equinoxe® reverse shoulder products.”

Exactech President David Petty said, “U.S. sales grew 24% to $28.8 million from $23.3 million in the comparable quarter in 2007. Our international business received a boost from the contributions of our European distributor start-ups, with second quarter sales increasing 79% to $14.9 million from $8.3 million in the second quarter of 2007. International sales for the quarter represented 34% of total sales, compared with 26% in the same quarter last year.”

Chief Financial Officer Jody Phillips said, “Gross margin percentage for the quarter was 62.6% compared to 62.7% for the comparable quarter last year but was ahead of our expectations due to higher manufacturing volumes. Total operating expenses in the quarter were $21.8 million, up 26% from $17.3 million in the comparable quarter last year. The significant increase in operating expenses was primarily due to the addition of the distribution costs from acquisitions and higher legal expenses. We are encouraged that we were successful in improving the capitalization of the company by enhancing our revolving credit facility and completing an additional equity offering during the quarter.”

Looking forward, the company said it anticipates 32% to 36% revenue growth for the full year 2008, targeting a range of $164 million to $169 million and diluted earnings per share for the year 2008 in the range of $0.94 to $0.98. For the third quarter ending September 30, 2008, the company targets 23% to 33% revenue growth to the range of $37 million to $40 million and diluted earnings per share in the range of $0.21 to $0.23. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

Exactech will hold a conference call on Thursday, July 31 at 10:00 a.m. Eastern Time. To participate in the call, dial 800-762-8779 any time after 9:50 a.m. Eastern on July 31. International and local callers should dial 480-248-5081. While in conference, if callers should require operator assistance, they can press the star followed by the zero button. This will call an operator to the line.

A live webcast of the call will be available at http://viavid.net/dce.aspx?sid=000051E5. A podcast will be available approximately one hour after the event ends and can be accessed at http://viavid.net/mp3/000051E5.mp3. Both will be archived for approximately 30 days.

The financial statements follow.

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EXACTECH INC.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, in addition to more than 30 markets in Europe, Asia and Latin America. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm.

Investors may contact Chief Financial Officer Jody Phillips at 352-377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates Inc., at 305-451-1888, e-mail: exactech@hawkassociates.com. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(unaudited)	(audited)
	June 30,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,265	$2,038
Accounts receivable, net of allowances of $822 and $663	33,658	23,106
Prepaid expenses and other assets, net	2,019	1,185
Income taxes receivable	1,356	27
Inventories	54,617	44,201
Deferred tax assets	464	306

Total current assets	96,379	70,863

PROPERTY AND EQUIPMENT:
Land	1,242	1,140
Machinery and equipment	20,094	17,364
Surgical instruments	33,369	29,165
Furniture and fixtures	2,625	2,366
Facilities	13,377	12,312
Projects in process	844	609

Total property and equipment	71,551	62,956
Accumulated depreciation	(29,729)	(26,649)

Net property and equipment	41,822	36,307

OTHER ASSETS:
Notes receivable – related party	—	4,394
Deferred financing, net and other non-current assets	2,039	1,041
Other investments	1,172	(37)
Product licenses and designs, net	7,748	1,355
Patents and trademarks, net	2,435	2,184
Goodwill	8,101	352

Total other assets	21,495	9,289

TOTAL ASSETS	$159,696	$116,459

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$14,585	$9,423
Income taxes payable	—	103
Accrued expenses and other liabilities	10,329	5,995
Current portion of long-term debt	1,556	1,646

Total current liabilities	26,470	17,167

LONG-TERM LIABILITIES:
Deferred tax liabilities	950	2,505
Line of credit	7,100	—
Long-term debt, net of current portion	8,395	9,025
Other long-term liabilities	786	124

Total long-term liabilities	17,231	11,654

Total liabilities	43,701	28,821

SHAREHOLDERS’ EQUITY:
Common stock	126	116
Additional paid-in capital	49,811	27,388
Accumulated other comprehensive loss	21	(57)
Retained earnings	66,037	60,191

Total shareholders’ equity	115,995	87,638

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$159,696	$116,459

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Periods Ended June 30,		Six Month Periods Ended June 30,
	2008	2007	2008	2007
NET SALES	$43,695	$31,559	$83,486	$61,155

COST OF GOODS SOLD	16,356	11,760	31,122	22,621

Gross profit	27,339	19,799	52,364	38,534

OPERATING EXPENSES:
Sales and marketing	13,233	9,299	25,568	18,415
General and administrative	4,307	2,936	8,245	5,906
Research and development	2,391	2,011	4,942	3,710
Impairment loss	—	1,519	—	1,519
Depreciation and amortization	1,886	1,533	3,612	3,015

Total operating expenses	21,817	17,298	42,367	32,565

INCOME FROM OPERATIONS	5,522	2,501	9,997	5,969

OTHER INCOME (EXPENSE):
Interest income	—	85	3	154
Other income	—	—	485	—
Interest expense	(304)	(347)	(599)	(767)
Foreign currency exchange gain (loss)	2	(27)	(52)	(48)

Total other expenses	(302)	(289)	(163)	(661)

INCOME BEFORE INCOME TAXES	5,220	2,212	9,834	5,308

PROVISION FOR INCOME TAXES	2,178	692	3,890	1,836

INCOME BEFORE EQUITY IN NET LOSS OF OTHER INVESTMENTS	3,042	1,520	5,944	3,472

EQUITY IN NET LOSS OF OTHER INVESTMENTS	—	(107)	(98)	(179)

NET INCOME	$3,042	$1,413	$5,846	$3,293

BASIC EARNINGS PER SHARE	$0.25	$0.12	$0.49	$0.29

DILUTED EARNINGS PER SHARE	$0.24	$0.12	$0.47	$0.28

SHARES—BASIC	12,207	11,540	11,947	11,547

SHARES—DILUTED	12,676	11,793	12,402	11,799

Adjusted net income and diluted earnings per share to exclude the effect of the asset impairment charge:
Net Income		$1,413		$3,293
Adjustments for impairment charges
Impairment loss, pre-tax		1,519		1,519
Income tax benefit		542		542

		977		977

Adjusted net income—excluding impairment charge		$2,390		$4,270

Diluted earnings per share		$0.12		$0.28
Adjustment of impairment charge, net		0.08		0.08

Adjusted diluted earnings per share		$0.20		$0.36

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EXACTECH INC.